CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Directors of Optique Funds, Inc.:

We consent to the use of our report dated December 18, 2009, except for note 14, as to which the date is March 1, 2010, with respect to the financial statements of the Optique International Value Fund, constituting Optique Funds, Inc., as of and for the year ended October 31, 2009, included herein, and to the references to our firm under the heading "Financial Highlights" in the Prospectus and under the heading "Financial Statements" in the Statement of Additional Information in this Registration Statement.

Our report dated December 18, 2009, except for note 14, as to which the date is March 1, 2010, contains an explanatory paragraph that states that the Fund has experienced a significant decline in net assets which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP
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Philadelphia, Pennsylvania
March 1, 2010